 Exhibit 99.1

Leaf Group Announces Pricing of Public Offering of Common Stock

SANTA MONICA, Calif., December 10, 2020 (GLOBE NEWSWIRE) – Leaf Group Ltd. (NYSE: LEAF), a diversified consumer internet company, today announced the pricing of an underwritten registered public offering of 7,145,000 shares of its common stock at a price to the public of $4.20 per share. In addition, Leaf Group granted the underwriters a 30-day option to purchase up to an additional 1,071,750 shares of its common stock. All shares of common stock sold in the offering are being sold by Leaf Group. Leaf Group expects to close the offering on December 14, 2020, subject to the satisfaction of customary closing conditions.

Leaf Group anticipates that the aggregate net proceeds from the offering will be approximately $27.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by Leaf Group, but excluding any exercise of the underwriters’ option to purchase additional shares of common stock. Leaf Group intends to use the net proceeds from the offering for working capital and general corporate purposes. Leaf Group may also use a portion of the net proceeds to acquire complementary businesses, products and technologies, although Leaf Group has no agreements, commitments or understandings to do so at this time.

Canaccord Genuity LLC is acting as sole book-running manager for the offering. BTIG, LLC is acting as co-manager for the offering.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-249476) that was declared effective by the U.S. Securities and Exchange Commission, or the SEC, on October 26, 2020. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering were filed with the SEC on December 9, 2020. The final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and, when available, may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Canaccord Genuity LLC, 99 High Street, 12th Floor, Boston, MA 02110, Attn: Syndicate Department, or by e-mail at prospectus@cgf.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Leaf Group

Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding, but not limited to, the anticipated closing of the offering and Leaf Group’s expected uses of the proceeds from the offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results or developments to differ materially from those indicated due to a number of factors affecting Leaf Group’s operations, markets, products and services. Leaf Group identifies the principal risks and uncertainties that may impact its performance in its public reports filed with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” sections of Leaf Group’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and Leaf Group assumes no obligation to update any forward-looking statements.

Investor Contact

Shawn Milne

SVP Corporate Finance and Investor Relations

310-656-6346

shawn.milne@leafgroup.com